Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO RELEASES THE TEXT OF THE REPORT TO SHAREHOLDERS
CONTAINED IN ITS 2005 ANNUAL REPORT
DENVER, COLORADO, February 23, 2006 — CREDO Petroleum Corporation (NASDAQ: CRED) today released the text of the Report to Shareholders that is included in the company’s Annual Report for fiscal 2005. The Annual Report is currently being mailed to the company’s shareholders.
The Report to Shareholders contains significant information about the company’s plans, including various estimates associated with those plans. This information may be deemed to include “forward-looking statements” as described in the last paragraph of this press release. Readers are encouraged to carefully review the “forward-looking statements” section of this press release.
Report to Shareholders
I am pleased to report that we had another excellent year, setting new records in virtually every financial and operating category. This year’s return on equity was 25 percent without using leverage. The highlight of 2005 was the implementation of decisions regarding new projects designed to broaden and diversify our company and to sustain its rapid growth rate.
Exceptional Performance
For fiscal 2005, earnings rose 43 percent on a 35 percent increase in revenues. Cash flow (before changes in operating assets and liabilities) increased 30 percent. Reserves rose to a new record for the 12th consecutive year, and we achieved record production for the fifth consecutive year.
CREDO’s performance in 2005 extends our record of exceptional achievement. This record has gained CREDO recognition as one of America’s best and fastest growing small companies, as well as an outstanding performer among U.S. oil and gas companies (Forbes magazine, Fortune Small Business Magazine and John S. Herold, Inc.).
We accomplished this by successfully meeting the challenge of increasing production in order to reap the benefit of higher oil and gas prices. Set forth below are five-year performance statistics for certain key operating and financial areas of our business.

Five Year
Average
• Production increase	25%
• Reserve increase	17%
• Revenue increase	46%
• Net income increase	58%
The performance of CREDO’s stock price has also been exceptional. CREDO’s stock price increased 550 percent during the five years ended October 31, 2005, ranking it as one of the top performers in our industry.

Achieving Our Goals
We operate CREDO with three basic goals, each of which is grounded on properly managing our costs and risks. These goals are prioritized as shown below.
•	Make a profit that will provide an excellent return on the shareholders’ investment

•	Increase production volumes

•	Replace produced reserves and increase the reserve base
To achieve our goals, we focus on both the drill bit and on application of our patented Calliope Gas Recovery System. Successful drilling is the engine behind sharp increases in production. Calliope is the engine that provides stable, long-lived reserves at a moderate cost and low risk. Together, drilling and Calliope offer a superb and unique formula for success.
A history of achieving our goals makes us confident that our business strategy is sound and that we can execute it effectively.
We emphasize rigorous attention to science and fundamentals. I have said before that we do not manage CREDO as a “boom or bust” commodity play. We have given ourselves the managerial freedom to focus on fundamentals and to take a long-term view rather than being encumbered by quarter-to-quarter performance pressures.
The people who are responsible for CREDO’s past performance will take us into the future. Their record speaks for itself. They are an extraordinary team who are masters of their disciplines and who treat this company as their own. And importantly, they take great pleasure in thinking out-of-the-box.
Your management and Board of Directors own almost 25 percent of the company. The value of our CREDO ownership is significant to each of us, and that goes a long way toward aligning our interest with your interest.
New Projects for Growth
Our vision is for a bigger company with more muscle to achieve our objectives. My job, and that of our directors, is to ensure that our vision is backed by projects that provide excellent growth potential.
In recent years, we have made a number of strategic decisions designed to sustain CREDO’s growth rate. We concluded that both the volume and the breadth of our business must be expanded and diversified. We chose to diversify geographically and scientifically, as well as in terms of capital requirements, risks and reserve potential. To accomplish this, we have added personnel who are experts in their area and who have proven records of success.

We begin 2006 with four new projects. These projects were initiated last year, and we anticipate that each will begin to bear fruit this year.
•	South Texas Drilling

•	North Central Kansas Drilling

•	Calliope Joint Ventures

•	Drilling Wells and Using Calliope to Recover the Gas
Drilling Activities
Oklahoma—The northern shelf of the Anadarko Basin in Oklahoma has been CREDO’s core drilling region for the past five years. Our company owns interests in 60,000 gross acres on the shelf and a total of 73,000 gross acres in Oklahoma. Drilling generally targets the Morrow and Chester formations at 7,000 to 10,000 feet. During 2005, CREDO drilled 12 wells in Oklahoma with working interests ranging up to 69%. Ten of the wells were completed as producers.
The Anadarko shelf will continue to be a core area for the company, and an important source of production and reserve additions.
Central Kansas Uplift—During 2005, we took a significant step to diversify our exploration by acquiring a 30 percent interest in 20,000 gross acres along the Central Kansas Uplift. Drilling will target the Lansing-Kansas City formation at 4,000 feet. This project is an excellent supplement to our Oklahoma drilling. Together, the Oklahoma and Kansas drilling programs are expected to replace the company’s production in each of the next three to five years, and to provide moderate growth in both production and reserves.
Our acreage is located in a prolific producing area where 3-D seismic has recently proven to be an effective exploration tool. Higher oil prices have justified using 3-D seismic technology to locate undrilled structures that are very difficult to find with old technology.
The Kansas project provides diversification to our drilling program both geographically and scientifically through the use of 3-D seismic. It also exclusively targets oil reserves which will help bring better product balance to our reserve base. We estimate that up to 50 wells will be drilled on this acreage at a cost of about $300,000 each. Reserves are estimated to average 50,000 barrels of oil for successful wells. Drilling is expected to commence in the second quarter.
South Texas—During 2005, we also commenced a new exploration project in South Texas. This is a very important project because it provides the opportunity to take a giant step forward in terms of building value for our company.
This project has far greater per well production and reserve potential than our core drilling projects. However, it also carries a much higher cost and greater risk.
In return for a 37.5 percent interest, we committed $1,500,000 for prospect generation and leasing costs. CREDO has the option to participate in each prospect for all, or a portion, of its interest. If we do not participate for the full interest, the remaining amount will be sold to industry participants on a promoted basis.

This project uses 3-D seismic to define prospects in Hidalgo and Jim Hogg counties. Acquisition is complete on four prospects ranging in depth from 10,000 to 15,000 feet. The 8/8ths cost to drill and complete a test well on each of the four prospects will total approximately $16,000,000.
Both the cost and the potential of this project far exceed anything we have done before. For example, the Esparza prospect has reserve potential up to 45 Bcfe (billion cubic feet of gas equivalent). It is on the same structural closure and is adjacent to a two-well field that has produced 30 Bcf (billion cubic feet of gas) and 1,500,000 barrels of oil from sands at 12,500 feet. The prospect also targets productive sands at 15,000 feet that are behind pipe in the adjacent field.
The good news is that Esparza is a very high quality prospect targeting large reserve potential. However, the rest of the story is that the cost to drill and complete a 15,000-foot test well is about $6,500,000. If CREDO elects to participate for its full 37.5 percent interest, our cost will be about $2,400,000.
We are completing an independent evaluation of the first four prospects, and will make a final decision about CREDO’s drilling participation when the results are available. We are leaning toward more rather than less participation because we believe in the people, the science, and the potential for a significant positive impact on our company. Drilling is expected to begin in the second quarter depending on rig availability. Other prospects are in various stages of generation and leasing.
Calliope Activities
Differentiation Through Proprietary Technology—Calliope is a proprietary, breakthrough technology that differentiates CREDO from our peers. Our Calliope team has done a remarkable job of inventing, patenting and refining Calliope, and then building an impressive track record. Calliope has proven to be reliable and extremely flexible over a wide range of applications. We are confident in Calliope’s future because of its success and the enormous opportunity for repeatability.
Purchased Wells— Calliope systems are currently installed on 17 wells that are owned and operated by CREDO. These wells range in depth from 6,500 to 18,400 feet. They represent the most rigorous applications for Calliope because the wells were either totally dead or uneconomic at the time Calliope was installed. Initial production rates range up to 650 Mcfd (thousand cubic feet of gas per day) and average per well Calliope reserves for non-prototype wells are estimated to be 1.10 Bcf.
One of our early Calliope installations has now produced almost a billion cubic feet of gas. The J.C. Carroll well was a rigorous test for Calliope because it had been dead for about six years and because a previous operator tried to plug-off the producing formation with a polymer in order to attempt a deeper zone re-completion. Calliope met the challenge by immediately restoring daily production to over 600 Mcf. Cumulative Calliope production approaching 1.0 Bcf now speaks for itself.

During 2005, we successfully expanded our Calliope operations into Texas with two recent installations and into Louisiana with the purchase of a Calliope candidate well. These are very fertile areas for Calliope, and we will continue to expand as opportunities allow.
Joint Ventures With Third Parties—In an effort to increase the number of Calliope installations, we are seeking joint ventures with larger companies. Presentations have been made to a select group of companies, including majors and large independents. All of the companies have expressed a keen interest in Calliope and joint venture discussions are continuing with a number of the companies, including evaluation of candidate wells.
The joint venture negotiation process is tedious because there are many decision points and obstacles within large companies that cause delay after delay. Nevertheless, I am hopeful that 2006 will witness a breakthrough in the joint venture area.
Drilling Wells and Using Calliope to Recover the Gas—Higher gas prices have facilitated the launch of a third project to increase the number of Calliope installations. The project involves drilling wells into low-pressure reservoirs, including abandoned fields, and then using Calliope to recover the stranded gas. This is a fertile area for use of Calliope because there are many abandoned fields that contain substantial remaining gas reserves.
We view this as a “resource play” similar to the shale plays that are proliferating around the U.S. because of the identifiable resource and the potential scale. The difference is that we can accurately estimate the reserve potential for each well, and we know the reservoir production characteristics. This makes drilling Calliope wells very attractive as a resource play.
This project should give us more control over monetizing Calliope’s value by substantially increasing the number of Calliope installations. It will also allow us to maximize production rates and optimize performance. For example, production from many of our existing applications on purchased wells is restricted by small tubulars in the wellbore. By drilling new wells, we can install larger tubulars to substantially increase production rates compared to our existing applications.
The cost of drilling an average 10,000-foot well for Calliope is estimated to be $2,200,000, including installation of a Calliope system. Our reserve target is 1.5 to 2.0 Bcf per well. Drilling is expected to commence in mid-2006. In order to accelerate the project, we may include an industry participant.
A Promising Outlook for Our Company
I have never been more enthusiastic about CREDO’s future. Our history of successfully achieving our goals gives us confidence in our business plan and our ability to execute it. We will remain focused on the business principles that have brought us to this point—a long term approach grounded in rigorous attention to science and sound business practices.
We enter 2006 with four new projects that will significantly expand and diversify our business. Two of the projects will buttress our priority of replacing reserves and providing sustained growth. The other two projects—South Texas and Calliope drilling—provide enormous upside potential for growth. We look forward to seeing these projects begin to bear fruit in 2006.

Our overriding objective is for CREDO to be an exceptional performer while continuing its rapid pace of growth. I am confident that we will achieve that objective. As always, we appreciate your support and your confidence.
/s/ James T. Huffman
James T. Huffman
President
January 14, 2006
*       *       *      *      *

Contact:	David W. Vreeman
Vice President & CFO
303-297-2200

Web Site:	www.credopetroleum.com
CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2005 Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.